EXHIBIT 99.1

For Immediate Release:

FELCOR COMMENCES TENDER OFFERS FOR ITS

SENIOR FLOATING RATE NOTES DUE 2011

AND 7 5/8% SENIOR NOTES DUE 2007

IRVING, Texas...October 17, 2006 – FelCor Lodging Trust Incorporated (NYSE: FCH), one of the nation’s largest hotel real estate investment trusts (REITs), and its subsidiary FelCor Lodging Limited Partnership (FelCor LP), today announced that on October 16, 2006 FelCor LP commenced cash tender offers for all of its $290 million aggregate principal amount of senior floating rate notes due 2011 (Cusip No. 3143Q AS 6), which bear interest at LIBOR plus 4.25% per annum (currently 9.57031%), and all of its $125 million aggregate principal amount of 7 5/8% senior notes due 2007 (Cusip No. 313917AF3). In connection with the tender offers, FelCor LP is also soliciting consents to proposed amendments to the indentures governing the notes which will eliminate certain covenants and events of default. Holders tendering their notes will be required to consent to the proposed amendments. Each tender offer is conditioned upon the valid tender of at least a majority in aggregate principal amount of notes tendered on or prior to the consent payment deadline and other specified conditions.

Tendering holders who validly tender their senior floating rate notes and validly deliver their consents by the consent payment deadline, which is October 30, 2006, will receive the total consideration of $1,022.73, per $1,000 principal amount. The total consideration includes a consent payment of $20.00 per $1,000 principal amount. Holders who validly tender their senior floating rate notes and validly deliver their consents after the consent payment deadline and on or prior to the expiration of the tender offer on November 14, 2006, will only receive the tender consideration of $1,002.73 per $1,000 principal amount and will not receive the consent payment. FelCor intends to fund the tender offer for the senior floating rate notes with proceeds from the potential issuance of senior debt in a private placement, cash on hand and borrowings under an existing line of credit, to the extent necessary. The closing of the private placement is a condition to the tender offer for the senior floating rate notes due 2011.

The consent payment deadline will expire at 5:00 p.m., New York City time, on October 30, 2006, and the tender offer will expire at 5:00 p.m., New York City time, on November 14, 2006, in each case unless extended or earlier terminated by the Company. Following the consent payment deadline, tenders of senior floating rate notes due 2011 and delivery of consents will be irrevocable, except as required by law.

The terms and conditions of the offer to purchase and consent solicitation for the senior floating rate notes due 2011, including FelCor LP’s obligation to accept the notes tendered and pay the purchase price therefor, are set forth in FelCor LP’s Offer to Purchase and Consent Solicitation Statement dated October 16, 2006.

-more-

FelCor Commences Tender Offer

October 17, 2006

Tendering holders who validly tender their 7 5/8% senior notes due 2007 and validly deliver their consents by the consent payment deadline, which is October 30, 2006, will receive the total consideration of $1,017.62, per $1,000 principal amount. The total consideration includes a consent payment of $20.00 per $1,000 principal amount. Holders who validly tender their 7 5/8% senior notes due 2007 and validly deliver their consents after the consent payment deadline and on or prior to the expiration of the tender offer on November 14, 2006, will only receive the tender consideration of $997.62 per $1,000 principal amount and will not receive the consent payment. FelCor intends to fund the tender offer for the 7 5/8% senior notes due 2007 with proceeds from a potential senior secured debt financing. The closing of this financing is a condition to the tender offer for the 7 5/8% senior notes due 2007.

The consent payment deadline will expire at 5:00 p.m., New York City time, on October 30, 2006, and the tender offer will expire at 5:00 p.m., New York City time, on November 14, 2006, in each case unless extended or earlier terminated by the Company. Following the consent payment deadline, tenders of 7 5/8% senior notes due 2007 and delivery of consents will be irrevocable, except as required by law.

The terms and conditions of the offer to purchase and consent solicitation for the 7 5/8% senior notes due 2007, including FelCor LP’s obligation to accept the notes tendered and pay the purchase price therefor, are set forth in FelCor LP’s Offer to Purchase and Consent Solicitation Statement dated October 16, 2006.

Copies of the documents can be obtained by contacting MacKenzie Partners, Inc., the Information Agent for the tender offer, at (212) 929-5500 (collect) and (800) 322-2885 (toll free).

Merrill Lynch & Co. is acting as Dealer Manager and Solicitation Agent for the tender offers and consent solicitations. Questions concerning the tender offers and the consent solicitations may be directed to Merrill Lynch & Co. at (212) 449-4914 (collect) or (888) 654-8637 (toll free).

This press release is not an offer to purchase or a solicitation of acceptance of the offer to purchase, or a solicitation of consents, which may be made only pursuant to the terms of the applicable offer to purchase and consent solicitation statement and related letter of transmittal. Those documents should be consulted for additional information regarding delivery procedures and the conditions for the tender offer.

FelCor is the nation's largest owner of upscale, all-suite hotels. FelCor's consolidated portfolio is comprised of 105 hotels, located in 27 states and Canada. FelCor owns 65 upper upscale, all-suite hotels, and is the largest owner of Embassy Suites Hotels® and Doubletree Guest Suites® hotels. FelCor's hotels are flagged under global brands such as Embassy Suites Hotels, Doubletree®, Hilton®, Sheraton®, Westin® and Holiday Inn®. FelCor has a current market capitalization of approximately $3.2 billion.

With the exception of historical information, the matters discussed in this news release include "forward looking statements" within the meaning of the federal securities laws. Forward looking statements are not guarantees of future performance. Numerous risks and uncertainties, and the occurrence of future events, may cause actual results to differ materially from those currently anticipated. Certain of these risks and uncertainties are described in our filings with the Securities and Exchange Commission. Although we believe our current expectations are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.

Contact:

Andrew J. Welch, Chief Financial Officer	(972) 444-4982	awelch@felcor.com
Monica L. Hildebrand, Vice President of Communications	(972) 444-4917	mhildebrand@felcor.com
Stephen A. Schafer, Vice President of Investor Relations	(972) 444-4912	sschafer@felcor.com

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